UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2007

BioCryst Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23186	62-1413174
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2190 Parkway Lake Drive, Birmingham, Alabama	35244
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 444-4600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events and Regulation FD Disclosure.

On August 9, 2007, BioCryst Pharmaceuticals, Inc. (the “Company”) issued a press release announcing that it has completed the previously announced $65.3 million private placement of approximately 8.3 million shares of the Company’s common stock, $0.01 par value (the “Shares”), and warrants to purchase an additional approximately 3.2 million shares of common stock (the “Warrants”). The purchase price for the Shares was $7.80 per share, the closing Nasdaq composite bid price for the Company’s common stock immediately preceding execution of the definitive agreement for the transaction, and the exercise price for the Warrants is $10.25. Investors in the financing paid an additional purchase price equal to $0.125 for each share underlying the Warrants.

The Shares and Warrants sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to register the Shares, Warrants and the shares of common stock issuable upon exercise of the Warrants for resale. This report does not constitute an offer or sale of any securities.

The press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein and incorporated by reference into the shelf registration statements.

Neither the filing of any press release as an exhibit to this Current Report on Form 8-K nor the inclusion in such press release of a reference to the Company’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report on Form 8-K. The information available at the Company’s Internet address is not part of this Current Report on Form 8-K or any other report filed by the Company with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated August 9, 2007 entitled “BioCryst Completes $65.3 Million Private Placement Financing”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 9, 2007

BioCryst Pharmaceuticals, Inc.

By: /s/ Michael A. Darwin
Michael A. Darwin
Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 9, 2007 entitled “BioCryst Completes $65.3 Million Private Placement Financing”.